                        [Letterhead of The Reserve Funds]





August 6, 2002



The Reserve Fund
1250 Broadway
New York, NY  10001

Ladies and Gentlemen:

I have acted as counsel to The Reserve Fund ("Trust"), Massachusetts business trust, in connection with the preparation and filing of their Registration Statements on Form N-1A (the "Registration Statements") covering shares of beneficial interest, no par value per share, of the Trust, on behalf of the Primary, U.S. Government, U.S. Treasury and Strategist Money-Market Funds.

I am a member of the Bar of the State of New York and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth in this letter are limited to the laws of those jurisdictions.

I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statements, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, assuming the law of Massachusetts to be the same as New York's on this issue, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trust to be issued in accordance with the terms of the offering, as set forth in the Registration Statements, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

Very truly yours,

/s/ Irene Greenberg
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Irene Greenberg
General Counsel
Reserve Funds